Jamba, Inc. Appoints Lorna Donatone to the Board of Directors

EMERYVILLE, Calif., December 6, 2013 –Jamba, Inc. (NASDAQ: JMBA) today announced the appointment of Lorna Donatone to its Board of Directors effective December 2, 2013. Ms. Donatone has also joined the Audit Committee.

“We are pleased to welcome Lorna to our Board of Directors. With her extensive experience in food service and restaurants we believe she will be a great addition to our team,” said James D. White, chairman, president, and chief executive officer, Jamba, Inc.

“I am delighted to join the Jamba Board of Directors,” said Lorna Donatone.  “I look forward to working with James White, the Board and the Jamba leadership team. Health and wellness are key elements of my personal and professional life.  It will be honor to help carry Jamba’s passion and energy forward.”

Ms. Donatone is currently COO and Education Market President for Sodexo. Her role includes leading Sodexo’s business at nearly 500 public school districts and at more than 850 college and university campuses, including private K–12 schools, in the US, overseeing the work of more than 70,000 employees. She joined Sodexo in 1999 and has held several key leadership roles in the company, including President of School Services in 2007 and President of Spirit Cruises in 2002. She was appointed to her current role in February 2010. She has been a National Restaurant Association board member since 2005 and became a trustee of the National Restaurant Association Educational Foundation in 2011. Donatone is the immediate Past Chair of the Board of Directors of the Women’s Foodservice Forum and was elected as a member of the Board of Trustees for The Culinary Institute of America in 2008.

About Jamba, Inc.

Jamba, Inc. owns and franchises Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, hot coffee and teas, hot oatmeal, breakfast wraps, sandwiches and mini-wraps, Artisan Flatbreads, frozen yogurt, and a variety of baked goods and snacks. As of October 1, 2013, there were 849 store locations globally. There were 287 company-owned and operated stores and 517 franchise-operated stores in the United States, and 45 international stores. Jamba Juice Company has expanded the Jamba brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademark. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba outlets in the United States.

Fans of Jamba Juice can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Contact:

Investor Relations

Dara Dierks

ICR

646-277-1212

investors@jambajuice.com